SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):        February 28, 2003

Northrop Grumman Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16411	95-4840775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Century Park East, Los Angeles, California 90067	www.northropgrumman.com

(Address of Principal Executive Offices and internet site)

(310) 553-6262

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On February 28, 2003, pursuant to the Master Purchase Agreement, dated November 18, 2002 by and among Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), Northrop Grumman Space & Mission Systems Corp., an Ohio corporation formerly known as TRW Inc. (“TRW”), TRW Automotive Inc., a Delaware corporation, and BCP Acquisition Company L.L.C., a Delaware limited liability company (“BCP”), attached as exhibit to Form 8-K filed by Northrop Grumman with the Commission on November 19, 2002, as amended by Amendment No. 1, attached as exhibit to Form 8-K filed by Northrop Grumman with the Commission on December 27, 2002, and as amended by Amendment No. 2, attached as Exhibit 99.1 hereto (the “Master Purchase Agreement”), Northrop Grumman completed the sale of TRW’s automotive business (the “Automotive Business”) to affiliates of BCP.

The assets sold comprised substantially all of TRW’s automotive business, as such business is or has been conducted by TRW and certain of its subsidiaries and affiliates, including the business of designing, manufacturing and selling steering, suspension, braking, engine, safety, electronic, engineered fastening and other components and systems for passenger cars, light trucks and commercial vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components systems and related products; steering and suspension systems and components; chassis components modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics; engineered and plastic fasteners and precision plastic moldings and assemblies; engine components and systems; commercial steering systems and components; and aftermarket operations, including parts, service and technical and diagnostic support.

The consideration received by Northrop Grumman for the sale of the Automotive Business was approximately $4.7 billion (the “Consideration”). The Consideration included approximately $3.9 billion in the form of cash and debt retained by the Automotive Business, a $600 million subordinated payment-in-kind promissory note, and a 19.6 percent equity investment in the new enterprise. The amount and type of Consideration was determined by arm’s-length negotiations between BCP and TRW, and is subject to a post closing purchase price adjustment for changes in working capital within sixty (60) days after the closing as set forth in the Master Purchase Agreement.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Amendment No. 2, dated February 28, 2003, to the Master Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of March 5, 2003.

NORTHROP GRUMMAN CORPORATION

By:	/s/ JOHN H. MULLAN
John H. Mullan Corporate Vice President and Secretary

EXHIBIT INDEX

99.1	Amendment No. 2, dated February 28, 2003, to the Master Purchase Agreement.